Exhibit 4.3

[FORM OF SERIES B SENIOR NOTE]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION THEREFROM.

TETRA TECHNOLOGIES, INC.

4.79% SENIOR NOTE, SERIES 2004-B

DUE SEPTEMBER 30, 2011

No. BR-[_____]

[Date]

€ [_______]

PPN:

FOR VALUE RECEIVED, the undersigned, TETRA TECHNOLOGIES, INC., a Delaware corporation (the “Company”), promises to pay to [    ], or registered assigns, the principal sum of €[    ] on September 30, 2011, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 4.79% per annum from the date hereof, payable semiannually, on March 30 and September 30, in each year, commencing with the March 30 or September 30 next succeeding the date hereof (except that the first such payment shall be on March 30, 2005), until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 6.79% or (ii) 2% over the rate of interest publicly announced by The Royal Bank of Scotland plc from time to time at its principal office in London, England as its “base” or “prime” rate for loans denominated in Euros.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in Euros at the principal office of Bank of America’ N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to a Master Note Purchase Agreement dated as of September 27, 2004 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in

Section 20 of the Note Purchase Agreement and (ii) to have made the representations set forth in Section 6.2 of the Note Purchase Agreement.

This Note has been registered with the Company and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

Payment of the principal of, and interest and Make-Whole Amount, if any, on this Note, and all other amounts due under the Note Purchase Agreement, is guaranteed pursuant to the terms of a Subsidiary Guaranty dated as of September 27, 2004 of certain Subsidiaries of the Company, as amended or supplemented from time to time.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

TETRA TECHNOLOGIES, INC.

By: _______________________

Name:

Title:

2